Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement of Canyon Resources Corporation on Form S-1, of our report dated February 25, 2005 relating to the consolidated financial statements of Canyon Resources Corporation appearing in Canyon Resource Corporation’s Annual Report on Form 10-K as amended by amendment No. 1 to Annual Report on Form 10-K/A and Amendment No. 2 to Annual Report on Form 10-K/A for the year ended December 31, 2004. We also consent to the reference to us under the caption “Experts” in this Registration Statement.
/s/ Ehrhardt Keefe Steiner & Hottman PC
December 23, 2005
Denver, Colorado